Exhibit 99.1

News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Matthew Neisius 312-549-5002 IR@conagra.com

FOR IMMEDIATE RELEASE

CONAGRA BRANDS REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

CHICAGO, July 15, 2026 — Today Conagra Brands, Inc. (NYSE: CAG) reported results for the fourth quarter and full fiscal year 2026, which ended on May 31, 2026. All comparisons are against the prior year fiscal period, unless otherwise noted.

Highlights

●	Fourth quarter fiscal 2026:
o	Reported net sales increased 3.6%; organic net sales were approximately flat
o	Reported operating margin was (57.5)%; adjusted operating margin was 11.7%
o	Reported diluted loss per share was $3.37, primarily as a result of certain non-cash goodwill and brand impairment charges; adjusted earnings per share (EPS) were $0.47
●	Full year fiscal 2026:
o	Reported net sales decreased 2.9%; organic net sales decreased 0.4%
o	Reported operating margin was (14.4)%; adjusted operating margin was 11.3%
o	Reported diluted loss per share was $4.00; adjusted EPS was $1.72
●	The company is providing fiscal 2027 guidance to reflect:
o	Organic net sales change of (3)% to (1)% compared to fiscal 2026
o	Adjusted operating margin between 10.0% and 10.5%
o	Adjusted EPS between $1.40 and $1.50

CEO Perspective

John Brase, president and chief executive officer of Conagra Brands, commented, “I am honored to step into the role of CEO and energized by the opportunities ahead. Conagra has an exceptional portfolio of iconic brands, talented employees, strong customer relationships, and leading positions in attractive categories. In fiscal 2026, our team delivered results within our guidance ranges, navigating a dynamic operating environment while demonstrating the resilience of our business and disciplined execution across the organization.”

He continued, “As I immerse myself in the business, I see several near-term opportunities to strengthen the business including stabilizing and restoring our margin profile, increasing investment behind our brands and supply chain, driving simplicity and reducing complexity across the organization, and enhancing our financial flexibility. Taking action against these opportunities will improve our competitiveness, build a strong foundation for growth, and help unlock the full potential of our portfolio. Consistent with these priorities, and as approved by our Board of Directors, we are announcing today a reduction in our dividend to an annualized rate of $0.70 per share. While there is important work to do, I am confident in the strength of our brands, our people, and our ability to improve performance and deliver attractive long-term returns for shareholders.”

Total Company Fourth Quarter Results

In the quarter, reported net sales increased 3.6% to $2.9 billion reflecting:

●	a 0.5% increase from the favorable impact of foreign exchange,
●	a 4.6% decrease from the impact of M&A,
●	a 7.7% increase from the impact of the 53rd week, and
●	flat organic net sales.

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Organic net sales were driven by a 1.6% positive impact from price/mix and a 1.6% decrease in volume. In the quarter, the company gained volume share in categories including frozen single-serve meals, frozen multi-serve meals, frozen vegetables, meat snacks, seeds, and pudding.

Gross profit decreased 0.4% to $704 million in the quarter and adjusted gross profit decreased 1.6% to $706 million versus the prior year as productivity, approximately $6 million in tariff refunds, and the impact of the 53rd week were more than offset by the negative impact of cost of goods sold inflation and unfavorable operating leverage. Gross margin decreased 99 basis points to 24.4% in the quarter, and adjusted gross margin decreased 130 basis points to 24.5%.

Selling, general, and administrative expense (SG&A), which includes advertising and promotional expense (A&P), increased 20.4% to $401 million in the quarter primarily due to certain restructuring charges, higher incentive compensation expense, and the impact of the 53rd week. Adjusted SG&A, which includes A&P, increased 11.0% to $369 million primarily due to the incentive compensation and 53rd week impacts previously mentioned. A&P increased 8.4% to $67 million compared to the prior year quarter.

In the quarter, the company incurred $2.0 billion of non-cash goodwill and brand impairment charges primarily triggered by a sustained decline in the company’s share price and market capitalization.

Pension and postretirement non-service income was $28 million in the quarter compared to $17 million of income in the prior year period. Adjusted pension and postretirement non-service income increased $2 million to $5 million in the quarter.

In the quarter, equity method investment earnings decreased 25.8% to $43 million and adjusted equity method investment earnings decreased 26.1% to $45 million as results from the company's joint venture, Ardent Mills, were impacted by lower commodity trading revenue and unfavorable operating leverage.

Net interest expense was $100 million in the quarter. Compared to the prior year period, net interest expense decreased 2.0% or $2 million, due to a reduction in total debt.

In the quarter, the effective tax rate was 4.2% compared to 12.7% in the prior year. The adjusted effective tax rate was 20.6% compared to 22.3% in the prior year period driven by a one-time benefit related to foreign currency translations.

In the quarter, net loss attributable to Conagra Brands was $1.6 billion, or $3.37 per diluted share. Adjusted net income attributable to Conagra Brands was $228 million, or $0.47 per diluted share.

Adjusted EBITDA, which includes adjusted equity method investment earnings and adjusted pension and postretirement non-service income, was $484 million in the quarter.

The average diluted share count in the quarter was 479 million shares.

In the quarter, the company paid a dividend of $0.35 per share.

Total Company Fiscal 2026 Results

For the full fiscal year, net sales decreased 2.9% to $11.3 billion reflecting:

●	a 0.3% increase from the favorable impact of foreign exchange,
●	a 4.6% decrease from the impact of M&A,
●	a 1.8% increase from the impact of the 53rd week, and
●	a 0.4% decrease in organic net sales.

For the full fiscal year, gross profit decreased 10.2% to $2.7 billion and adjusted gross profit decreased 9.4% to $2.7 billion as higher productivity and the favorable impact of the 53rd week were more than offset by lower organic net sales,

CONAGRA BRANDS

the negative impact of cost of goods sold inflation, and unfavorable operating leverage. Gross margin decreased 194 basis points to 23.9% and adjusted gross margin decreased 175 basis points to 24.0%.

For the full fiscal year, diluted loss per share was $4.00, primarily as a result of the non-cash goodwill and brand impairment charges outlined above, and adjusted EPS was $1.72.

Grocery & Snacks Segment Fourth Quarter Results

Net sales for the Grocery & Snacks segment increased 0.3% to $1.2 billion in the quarter, reflecting:

●an 8.0% decrease from the impact of M&A,
●a 7.8% increase from the impact of the 53rd week, and
●a 0.5% increase in organic net sales.

The increase in organic net sales was driven by a price/mix increase of 4.0% and a volume decrease of 3.5%.

Operating loss for the segment was $13 million in the quarter as a result of the brand impairment charges outlined above. Adjusted operating profit decreased 4.1% to $216 million as higher organic net sales, higher productivity, and the impact from the 53rd week were more than offset by the negative impact of cost of goods sold inflation, unfavorable operating leverage, and higher SG&A.

Refrigerated & Frozen Segment Fourth Quarter Results

Net sales for the Refrigerated & Frozen segment increased 5.3% to $1.2 billion in the quarter, reflecting:

●a 1.8% decrease from the impact of M&A,
●a 7.6% increase from the impact of the 53rd week, and
●a 0.5% decrease in organic net sales.

The decrease in organic net sales was driven by a price/mix decrease of 0.8% and a volume increase of 0.3%.

Operating loss for the segment was $1.6 billion as a result of the non-cash goodwill and brand impairment charges outlined above. Adjusted operating profit decreased 18.5% to $139 million as higher productivity and the impact from the 53rd week were more than offset by lower organic net sales, the negative impact of cost of goods sold inflation, unfavorable operating leverage, and higher SG&A.

International Segment Fourth Quarter Results

Net sales for the International segment increased 6.3% to $244 million in the quarter, reflecting:

●a 6.0% increase from the favorable impact of foreign exchange,
●a 4.9% decrease from the impact of M&A,
●a 7.6% increase from the impact of the 53rd week, and
●a 2.4% decrease in organic net sales.

The decrease in organic net sales was driven by a price/mix increase of 0.6% and a volume decrease of 3.0%.

Operating profit for the segment decreased 8.0% to $32 million in the quarter and adjusted operating profit decreased 7.1% to $33 million as higher productivity, favorable foreign exchange rates, and the impact of the 53rd week were more than offset by lower organic net sales, the negative impact of cost of goods sold inflation, unfavorable operating leverage, and higher SG&A.

Foodservice Segment Fourth Quarter Results

Net sales for the Foodservice segment increased 8.1% to $302 million in the quarter, reflecting:

●a 1.4% decrease from the impact of M&A,
●a 7.7% increase from the impact of the 53rd week, and
●a 1.8% increase in organic net sales.

The increase in organic net sales was driven by a price/mix increase of 2.6% and a volume decrease of 0.8%.

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Operating profit and adjusted operating profit for the segment decreased 6.9% to $29 million in the quarter as higher organic net sales, higher productivity, and the impact of the 53rd week were more than offset by the negative impact of cost of goods sold inflation, unfavorable operating leverage, and higher SG&A.

Cash Flow and Debt Update

For the full fiscal year, the company generated $1.4 billion in net cash flows from operating activities compared to $1.7 billion in the prior year period, driven primarily by lower operating profit and lapping the accelerated receipt of a portion of the company’s outstanding receivables, partially offset by favorable inventory management. Capital expenditures were $423 million compared to $389 million in the prior year period, and free cash flow was $979 million compared to $1.3 billion in the prior year. Dividends paid were approximately unchanged versus the prior year at $670 million.

The company ended the year with net debt of $7.1 billion, representing an 11.9% reduction in net debt versus the prior year, resulting in a 3.83x net leverage ratio at fiscal year end.

Dividend Update

The company announced today that its Board of Directors approved a quarterly dividend payment of $0.175 per share of Conagra common stock to be paid on September 2, 2026 to stockholders of record as of the close of business on July 30, 2026. On an annualized basis, the dividend rate for the company’s common stock is $0.70 per share.

Outlook

The company is providing the following guidance for fiscal 2027:

●Organic net sales change of (3)% to (1)% compared to fiscal 2026
●Adjusted operating margin between 10.0% and 10.5%
●Adjusted EPS between $1.40 and $1.50

Key assumptions incorporated in the above guidance include:

●	Equity earnings contribution of approximately $140 million
●	Pension income of approximately $25 million
●	Interest expense of approximately $360 million
●	Adjusted effective tax rate of approximately 24%
●Capital expenditures of approximately $550 million
●Free cash flow conversion of greater than 90%
●	Net leverage ratio at fiscal year end of approximately 4.0x

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. For the same reasons, the company is unable to address the probable significance of these items, which could be material to future results. Please see the end of this release for more information.

Discussion of Results and Outlook

Conagra Brands will issue pre-recorded remarks prior to hosting a live Q&A conference call and webcast at 9:30 a.m. Eastern time today to discuss the company’s results and outlook. The live audio webcast Q&A conference call, pre-recorded remarks, transcript of the pre-recorded remarks, and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The Q&A conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 4873871. Please dial in 10 to 15 minutes prior to the call start time. A replay of the Q&A conference call will be available on www.conagrabrands.com/investor-relations under Events & Presentations until July 15, 2027.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), is one of North America's leading branded food companies. We combine a 100-year history of making quality food with agility and a relentless focus on collaboration and innovation. The company’s portfolio is continuously evolving to satisfy consumers’ ever-changing food preferences. Conagra’s brands include Birds Eye®, Duncan Hines®, Healthy Choice®, Marie Callender's®, Reddi-wip®, Slim Jim®, Angie's®

CONAGRA BRANDS

BOOMCHICKAPOP®, and many more. As a corporate citizen, we aim to do what’s right for our business, our employees, our communities and the world. Headquartered in Chicago, Conagra Brands generated fiscal 2026 net sales of over $11 billion. For more information, visit www.conagrabrands.com.

Note on Forward-Looking Statements

The information contained in this document includes forward-looking statements within the meaning of the federal securities laws. Examples of forward-looking statements include statements regarding our expected future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, legal matters, costs and cost savings, impairments, and dividends, as well as other statements that are not historical facts. You can identify forward-looking statements by their use of forward-looking words, such as “may”, “will”, “anticipate”, “expect”, “believe”, “estimate”, “intend”, “plan”, “should”, “seek”, or comparable terms.

Readers of this document should understand that these forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. These risks, uncertainties, and factors include, among other things: risks associated with general economic and industry conditions, including inflation, oil, energy and fuel costs, reduced consumer confidence and spending, increased tariffs and taxes, actual or threatened hostilities or war and/or other geopolitical conflicts, declining benefits or changing eligibility requirements under government food assistance programs for consumers, rising unemployment, recessions, supply chain challenges, labor cost increases or shortages, interest rate and currency rate fluctuations; risks related to the availability and prices of commodities and other supply chain resources, including raw materials, packaging, energy, and transportation, weather conditions, pandemics, epidemics, and disease, in humans, plants, and animals; disruptions or inefficiencies in our supply chain and/or operations; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; risks related to the ultimate impact of, including reputational harm caused by, any product recalls and product liability or labeling litigation; risks related to our ability to execute operating and value creation plans and achieve returns on our investments and targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to the Company’s competitive environment, cost structure, and related market conditions; risks related to our ability to respond to changing consumer preferences including health and wellness perceptions and the success of our innovation and marketing investments; risks associated with actions by our customers, including changes in distribution and purchasing terms; risks related to the seasonality of our business; risks associated with our contract manufacturing arrangements and other third-party service provider dependencies; risks associated with actions of governments and regulatory bodies that affect our businesses, including regulations or interpretations designed to address climate change; risks related to the Company’s ability to execute on its strategies or achieve expectations related to environmental, social, and governance matters, including as a result of evolving legal, regulatory, and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon pricing or carbon taxes; risks related to a material failure in or breach of our or our vendors’ information technology systems and other cybersecurity incidents; risks related to our ability to identify, attract, hire, train, retain and develop qualified personnel; risk of increased pension, labor or people-related expenses; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; risks relating to our ability to protect our intellectual property rights; risks relating to acquisition, divestiture, joint venture or investment activities; the amount and timing of future dividends, which remain subject to Board approval and depend on market and other conditions; the amount and timing of future stock repurchases; and other risks described in our reports filed from time to time with the U.S. Securities and Exchange Commission (the "SEC"). We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted pension income, adjusted net income attributable to Conagra Brands, free cash flow, net debt, net leverage ratio, adjusted EBITDA, and adjusted equity method investment income. Management

CONAGRA BRANDS

considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the company's financial statements. We believe these non-GAAP financial measures provide useful supplemental information to investors to facilitate year-over-year comparisons by removing non-recurring items and other items impacting comparability such as the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week, as noted in more detail for each measure below. We also believe the below financial measures are used by investors and analysts to assess the company's operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the company's diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week to provide a more transparent view of year-over-year comparability. All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

Free cash flow is net cash from operating activities less additions to property, plant and equipment. Free cash flow conversion is free cash flow divided by adjusted net income attributable to Conagra Brands, Inc. We use this non-GAAP financial measure to provide additional information about the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases after all of the company’s business needs and obligations are met.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the company's core operating results. We exclude these items that we believe affect comparability of underlying results from period to period and may obscure trends in our underlying profitability.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization. For adjusted EBITDA, we exclude items resulting from infrequently occurring events or items that we believe significantly affect the year-to-year assessment of the company’s operating results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net change in the derivative gains (losses) included in unallocated corporate expense during the period is reflected as a comparability item, corporate hedging derivative gains (losses). Since our hedging contracts are generally for future periods, this adjustment facilitates year-over-year comparisons of cost of goods sold, matching the derivative gains and losses with the underlying economic exposure being hedged for the period.

References to adjusted equity method investment income refer to equity method investment income adjusted to exclude the impact of certain restructuring activities and unusual tax items, as applicable, from the Ardent Mills JV.

Note on Forward-Looking Non-GAAP Financial Measures

Our fiscal 2027 guidance includes certain non-GAAP financial measures (organic net sales change, adjusted operating margin, adjusted EPS, net leverage ratio, free cash flow conversion, adjusted effective tax rate) that are presented on a forward-looking basis. Historically, the company has calculated these non-GAAP financial measures excluding the impact of certain items such as, but not limited to, foreign exchange, acquisitions, divestitures, restructuring expenses, the extinguishment of debt, hedging gains and losses, impairment charges, legacy legal contingencies, and unusual tax items. Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the timing and financial impact of such items. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

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Conagra Brands, Inc.

Consolidated Statements of Operations

(in millions)

(unaudited)

	FOURTH QUARTER
	Fourteen Weeks Ended	Thirteen Weeks Ended
	May 31, 2026	May 25, 2025	Percent Change
Net sales	$2,882.1	$2,781.8	3.6%
Cost of goods sold	2,178.0	2,074.6	5.0%
Gross profit	$704.1	$707.2	(0.4)%
Selling, general and administrative expenses	401.1	333.0	20.4%
Goodwill impairment charges	1,611.1	—	100.0%
Other intangible asset impairment charges	350.2	53.2	558.7%
Operating profit (loss)	$(1,658.3)	$321.0	N/A
Pension and postretirement non-service income	27.6	16.6	67.1%
Interest expense, net	99.7	101.8	(2.0)%
Equity method investment earnings	42.6	57.4	(25.8)%
Income (loss) before income taxes	$(1,687.8)	$293.2	N/A
Income tax (benefit) expense	(70.9)	37.2	N/A
Net income (loss) attributable to Conagra Brands, Inc.	$(1,616.9)	$256.0	N/A

Earnings (loss) per share - basic
Net income (loss) attributable to Conagra Brands, Inc.	$(3.37)	$0.54	N/A
Weighted average shares outstanding	479.2	478.2	0.2%

Earnings (loss) per share - diluted
Net income (loss) attributable to Conagra Brands, Inc.	$(3.37)	$0.53	N/A
Weighted average share and share equivalents outstanding [1]	479.2	479.5	(0.1)%

1 In Q4 FY26, we reported a GAAP net loss. In periods when we recognize a net loss, we exclude the impact of outstanding stock awards from the diluted loss per share calculation, as their inclusion would have an anti-dilutive effect. The weighted average diluted share count was 480.2 million shares.

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Operations

(in millions)

(unaudited)

	FISCAL YEAR
	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	May 31, 2026	May 25, 2025	Percent Change
Net sales	$11,281.6	$11,612.8	(2.9)%
Cost of goods sold	8,583.2	8,609.3	(0.3)%
Gross profit	$2,698.4	$3,003.5	(10.2)%
Selling, general and administrative expenses	1,439.4	1,537.3	(6.4)%
Goodwill impairment charges	2,382.4	—	100.0%
Other intangible asset impairment charges	547.2	72.1	659.6%
Loss (gain) on divestitures	(42.2)	29.5	N/A
Operating profit (loss)	$(1,628.4)	$1,364.6	N/A
Pension and postretirement non-service income	45.9	25.9	77.5%
Interest expense, net	382.6	416.7	(8.2)%
Equity method investment earnings	140.7	182.4	(22.8)%
Income (loss) before income taxes	$(1,824.4)	$1,156.2	N/A
Income tax expense	91.8	3.7	2345.1%
Net income (loss)	$(1,916.2)	$1,152.5	N/A
Less: Net income attributable to noncontrolling interests	—	0.1	(100.0)%
Net income (loss) attributable to Conagra Brands, Inc.	$(1,916.2)	$1,152.4	N/A

Earnings (loss) per share - basic
Net income (loss) attributable to Conagra Brands, Inc.	$(4.00)	$2.41	N/A
Weighted average shares outstanding	479.0	478.3	0.1%

Earnings (loss) per share - diluted
Net income (loss) attributable to Conagra Brands, Inc.	$(4.00)	$2.40	N/A
Weighted average share and share equivalents outstanding [1]	479.0	479.7	(0.1)%

1 In FY26, we reported a GAAP net loss. In periods when we recognize a net loss, we exclude the impact of outstanding stock awards from the diluted loss per share calculation, as their inclusion would have an anti-dilutive effect. The weighted average diluted share count was 479.8 million shares.

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	May 31, 2026	May 25, 2025
ASSETS
Current assets
Cash and cash equivalents	$218.0	$68.0
Receivables, less allowance for doubtful accounts of $3.9 and $3.6	658.2	770.0
Inventories	1,905.4	2,048.3
Prepaids and other current assets	100.5	90.6
Current assets held for sale	—	94.1
Total current assets	2,882.1	3,071.0
Property, plant and equipment	6,843.3	6,558.1
Less: Accumulated depreciation	(3,980.4)	(3,731.5)
Property, plant and equipment, net	2,862.9	2,826.6
Goodwill	8,119.3	10,501.9
Brands, trademarks and other intangibles, net	1,830.7	2,421.1
Other assets	1,566.4	1,571.0
Noncurrent assets held for sale	13.0	542.3
	$17,274.4	$20,933.9
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$34.2	$804.7
Current installments of long-term debt	778.2	1,028.8
Accounts and other payables	1,513.3	1,590.1
Accrued payroll	201.7	146.0
Other accrued liabilities	660.6	744.7
Current liabilities held for sale	—	2.7
Total current liabilities	3,188.0	4,317.0
Senior long-term debt, excluding current installments	6,456.0	6,234.1
Deferred income taxes	693.4	810.3
Other noncurrent liabilities	579.4	639.6
Noncurrent liabilities held for sale	—	0.2
Total liabilities	10,916.8	12,001.2
Common stockholders' equity
Common stock of $5 par value, authorized 1,200,000,000 shares; issued 584,219,229	2,921.2	2,921.2
Additional paid-in capital	2,316.1	2,347.2
Retained earnings	4,171.7	6,759.1
Accumulated other comprehensive income	7.4	16.3
Less treasury stock, at cost, common shares 105,666,163 and 106,846,304	(3,058.8)	(3,111.1)
Total stockholders' equity	6,357.6	8,932.7
	$17,274.4	$20,933.9

CONAGRA BRANDS

Conagra Brands, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	May 31, 2026	May 25, 2025
Cash flows from operating activities:
Net income (loss)	$(1,916.2)	$1,152.5
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	396.0	390.2
Asset impairment charges	2,950.9	149.8
Loss (gain) on divestitures	(42.2)	29.5
Equity method investment earnings less than (in excess of) distributions	0.4	(22.1)
Stock-settled share-based payments expense	54.7	41.5
Contributions to pension plans	(11.4)	(11.9)
Pension benefit	(37.4)	(19.6)
Other items	(5.3)	4.8
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	35.0	173.8
Inventories	144.9	(35.6)
Deferred income taxes and income taxes payable, net	(81.5)	(224.0)
Prepaid expenses and other current assets	(13.2)	(0.9)
Accounts and other payables	(56.0)	49.6
Accrued payroll	58.4	(45.9)
Other accrued liabilities	1.6	(0.9)
Litigation receivables, net of recoveries	80.2	(67.1)
Litigation accruals, net of payments	(156.8)	128.2
Net cash flows from operating activities	1,402.1	1,691.9
Cash flows from investing activities:
Additions to property, plant and equipment	(423.4)	(389.3)
Sale of property, plant and equipment	38.9	3.4
Purchase of businesses, net of cash acquired	—	(230.6)
Proceeds from divestitures, net of cash divested	648.9	76.8
Other items	(1.8)	(2.5)
Net cash flows from investing activities	262.6	(542.2)
Cash flows from financing activities:
Issuances of short-term borrowings, maturities greater than 90 days	116.4	338.0
Repayment of short-term borrowings, maturities greater than 90 days	(628.1)	(135.3)
Net repayment of other short-term borrowings, maturities less than or equal to 90 days	(258.8)	(328.3)
Issuance of long-term debt	1,000.0	—
Repayment of long-term debt	(1,031.4)	(281.3)
Debt issuance costs	(11.7)	—
Repurchase of Conagra Brands, Inc. common shares	(15.3)	(64.0)
Cash dividends paid	(669.7)	(669.2)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(19.8)	(20.6)
Other items	2.3	2.4
Net cash flows from financing activities	(1,516.1)	(1,158.3)
Effect of exchange rate changes on cash and cash equivalents	1.4	(2.4)
Net change in cash and cash equivalents, including cash balances classified as assets held for sale	150.0	(11.0)
Less: Net change in cash balances classified as assets held for sale	—	(1.3)
Net change in cash and cash equivalents	150.0	(9.7)
Cash and cash equivalents at beginning of period	68.0	77.7
Cash and cash equivalents at end of period	$218.0	$68.0

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q4 FY26 and FY26 Organic Net Sales by Segment - YOY Change

(in millions)

		Refrigerated &			Total Conagra
Q4 FY26	Grocery & Snacks	Frozen	International	Foodservice	Brands
Net Sales	$1,154.3	$1,181.2	$244.4	$302.2	$2,882.1
Impact of foreign exchange [1]	—	—	(13.2)	—	(13.2)
Impact of 53rd week	(83.0)	(83.4)	(16.7)	(21.2)	(204.3)
Organic Net Sales	$1,071.3	$1,097.8	$214.5	$281.0	$2,664.6

Year-over-year change - Net Sales	0.3%	5.3%	6.3%	8.1%	3.6%
Impact of foreign exchange (pp) [1]	—	—	(6.0)	—	(0.5)
Net sales from acquired businesses (pp)	—	—	—	—	—
Net sales from divested businesses (pp)	8.0	1.8	4.9	1.4	4.6
Impact of 53rd week (pp)	(7.8)	(7.6)	(7.6)	(7.7)	(7.7)
Organic Net Sales	0.5%	(0.5)%	(2.4)%	1.8%	—%

Volume	(3.5)%	0.3%	(3.0)%	(0.8)%	(1.6)%
Price/Mix	4.0%	(0.8)%	0.6%	2.6%	1.6%

		Refrigerated &			Total Conagra
Q4 FY25	Grocery & Snacks	Frozen	International	Foodservice	Brands
Net Sales	$1,150.2	$1,121.8	$230.1	$279.7	$2,781.8
Net sales from divested businesses	(84.1)	(18.3)	(10.2)	(3.6)	(116.2)
Organic Net Sales	$1,066.1	$1,103.5	$219.9	$276.1	$2,665.6

		Refrigerated &			Total Conagra
FY26	Grocery & Snacks	Frozen	International	Foodservice	Brands
Net Sales	$4,610.1	$4,641.8	$913.9	$1,115.8	$11,281.6
Impact of foreign exchange [1]	—	—	(28.7)	—	(28.7)
Net sales from acquired businesses	(10.6)	—	—	(0.7)	(11.3)
Net sales from divested businesses	(7.0)	(4.9)	(1.1)	(0.2)	(13.2)
Impact of 53rd week	(83.0)	(83.4)	(16.7)	(21.2)	(204.3)
Organic Net Sales	$4,509.5	$4,553.5	$867.4	$1,093.7	$11,024.1

Year-over-year change - Net Sales	(5.9)%	(0.4)%	(4.4)%	1.9%	(2.9)%
Impact of foreign exchange (pp) [1]	—	—	(3.2)	—	(0.3)
Net sales from acquired businesses (pp)	(0.2)	—	—	(0.1)	(0.1)
Net sales from divested businesses (pp)	7.8	1.5	7.0	1.6	4.7
Impact of 53rd week (pp)	(1.8)	(1.8)	(1.9)	(2.0)	(1.8)
Organic Net Sales	(0.1)%	(0.7)%	(2.5)%	1.4%	(0.4)%

Volume	(2.4)%	0.3%	(4.2)%	(2.2)%	(1.4)%
Price/Mix	2.3%	(1.0)%	1.7%	3.6%	1.0%

		Refrigerated &			Total Conagra
FY25	Grocery & Snacks	Frozen	International	Foodservice	Brands
Net Sales	$4,899.3	$4,662.3	$956.5	$1,094.7	$11,612.8
Net sales from divested businesses	(385.9)	(76.8)	(66.7)	(16.2)	(545.6)
Organic Net Sales	$4,513.4	$4,585.5	$889.8	$1,078.5	$11,067.2

1 Excludes the impact of foreign exchange related to divested businesses.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q4 FY26 Adj. Operating Profit by Segment - YOY Change

(in millions)

	Grocery &	Refrigerated &			Corporate	Total Conagra
Q4 FY26	Snacks	Frozen	International	Foodservice	Expense	Brands
Operating Profit (Loss)	$(13.1)	$(1,617.1)	$32.3	$29.3	$(89.7)	$(1,658.3)
Restructuring plans	14.4	9.7	0.6	—	5.2	29.9
Goodwill and brand impairment charges	215.0	1,746.3	—	—	—	1,961.3
CEO separation costs	—	—	—	—	8.1	8.1
Corporate hedging derivative losses (gains)	—	—	—	—	(4.5)	(4.5)
Adjusted Operating Profit	$216.3	$138.9	$32.9	$29.3	$(80.9)	$336.5

Operating Profit (Loss) Margin	(1.1)%	(136.9)%	13.2%	9.7%		(57.5)%
Adjusted Operating Profit Margin	18.7%	11.8%	13.4%	9.7%		11.7%
Year-over-year % change - Operating Profit	N/A	N/A	(8.0)%	(6.9)%	9.7%	N/A
Year-over year % change - Adjusted Operating Profit	(4.1)%	(18.5)%	(7.1)%	(6.9)%	3.4%	(12.5)%
Year-over-year bps change - Operating Profit	N/A	N/A	(207) bps	(156) bps		N/A
Year-over-year bps change - Adjusted Operating Profit	(87) bps	(343) bps	(195) bps	(156) bps		(215) bps

	Grocery &	Refrigerated &			Corporate	Total Conagra
Q4 FY25	Snacks	Frozen	International	Foodservice	Expense	Brands
Operating Profit	$209.5	$126.5	$35.2	$31.5	$(81.7)	$321.0
Restructuring plans	4.9	2.0	0.1	—	4.0	11.0
Brand impairment charges	11.2	42.0	—	—	—	53.2
Legal matter recoveries	—	—	—	—	(10.5)	(10.5)
Acquisitions and divestitures	—	—	—	—	0.8	0.8
Corporate hedging derivative losses (gains)	—	—	—	—	9.1	9.1
Adjusted Operating Profit	$225.6	$170.5	$35.3	$31.5	$(78.3)	$384.6

Operating Profit Margin	18.2%	11.3%	15.3%	11.3%		11.5%
Adjusted Operating Profit Margin	19.6%	15.2%	15.4%	11.3%		13.8%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of FY26 Adj. Operating Profit by Segment - YOY Change

(in millions)

	Grocery &	Refrigerated &			Corporate	Total Conagra
FY26	Snacks	Frozen	International	Foodservice	Expense	Brands
Operating Profit (Loss)	$690.4	$(2,235.9)	$133.5	$114.3	$(330.7)	$(1,628.4)
Restructuring plans	20.6	8.1	0.9	—	16.1	45.7
Legal matter recoveries	—	—	—	—	(37.4)	(37.4)
Loss (gain) on sale of business	(42.7)	0.5	—	—	—	(42.2)
Goodwill and brand impairment charges	216.7	2,712.9	—	—	—	2,929.6
Acquisitions and divestitures	—	—	—	—	1.5	1.5
Environmental matters	—	—	—	—	5.4	5.4
CEO separation costs	—	—	—	—	8.1	8.1
Corporate hedging derivative losses (gains)	—	—	—	—	(3.6)	(3.6)
Adjusted Operating Profit	$885.0	$485.6	$134.4	$114.3	$(340.6)	$1,278.7

Operating Profit (Loss) Margin	15.0%	(48.2)%	14.6%	10.2%		(14.4)%
Adjusted Operating Profit Margin	19.2%	10.5%	14.7%	10.2%		11.3%
Year-over-year % change - Operating Profit	(30.2)%	N/A	(6.5)%	(12.8)%	(17.2)%	N/A
Year-over year % change - Adjusted Operating Profit	(13.0)%	(25.5)%	(6.7)%	(12.8)%	10.2%	(21.8)%
Year-over-year bps change - Operating Profit	(522) bps	N/A	(32) bps	(172) bps		N/A
Year-over-year bps change - Adjusted Operating Profit	(156) bps	(351) bps	(35) bps	(172) bps		(274) bps

	Grocery &	Refrigerated &			Corporate	Total Conagra
FY25	Snacks	Frozen	International	Foodservice	Expense	Brands
Operating Profit	$989.4	$500.8	$142.8	$131.0	$(399.4)	$1,364.6
Restructuring plans	15.7	80.5	(1.2)	—	6.7	101.7
Impairment of business held for sale	—	27.2	—	—	—	27.2
Loss on sale of business	—	—	2.3	—	—	2.3
Acquisitions and divestitures	—	—	—	—	1.1	1.1
Brand impairment charges	11.9	60.2	—	—	—	72.1
Legal matters, net of recoveries	—	—	—	—	88.7	88.7
Fire related insurance recoveries	—	(17.0)	—	—	—	(17.0)
Consulting fees on tax matters	—	—	—	—	2.0	2.0
Corporate hedging derivative losses (gains)	—	—	—	—	(8.2)	(8.2)
Adjusted Operating Profit	$1,017.0	$651.7	$143.9	$131.0	$(309.1)	$1,634.5

Operating Profit Margin	20.2%	10.7%	14.9%	12.0%		11.8%
Adjusted Operating Profit Margin	20.8%	14.0%	15.1%	12.0%		14.1%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q4 FY26 Adj. Gross Margin, Adj. Gross Profit, Adj. SG&A, Adj. Net Income, and Adj. EPS - YOY

(in millions)

Q4 FY26	Gross profit	Selling, general and administrative expenses [1]	Operating profit (loss)	Income (loss) before income taxes	Income tax expense (benefit)	Income tax rate	Net income (loss) attributable to Conagra Brands, Inc.	Diluted EPS from income (loss) attributable to Conagra Brands, Inc. common stockholders [2]
Reported	$704.1	$401.1	$(1,658.3)	$(1,687.8)	$(70.9)	$4.2%	$(1,616.9)	$(3.37)
% of Net Sales	24.4%	13.9%	(57.5)%
Restructuring plans	6.2	23.7	29.9	29.9	7.3		22.6	0.05
Goodwill and brand impairment charges	—	—	1,961.3	1,961.3	132.8		1,828.5	3.81
Ardent JV restructuring activities	—	—	—	1.7	0.4		1.3	—
Ardent JV asset impairment	—	—	—	2.4	0.6		1.8	—
CEO separation costs	—	8.1	8.1	8.1	—		8.1	0.02
Corporate hedging derivative losses (gains)	(4.5)	—	(4.5)	(4.5)	(1.1)		(3.4)	(0.01)
Pension settlement and valuation adjustment	—	—	—	(22.5)	(5.4)		(17.1)	(0.03)
Unusual tax items	—	—	—	(1.6)	(4.6)		3.0	0.01
Rounding	—	—	—	—	—		—	(0.01)
Adjusted	$705.8	$369.3	$336.5	$287.0	$59.1	20.6%	$227.9	$0.47
% of Net Sales	24.5%	12.8%	11.7%
Year-over-year % of net sales change - reported	(99) bps	194 bps	N/A
Year-over-year % of net sales change - adjusted	(130) bps	85 bps	(215) bps

Year-over-year change - reported	(0.4)%	20.4%	N/A	N/A	N/A		N/A	N/A
Year-over-year change - adjusted	(1.6)%	11.0%	(12.5)%	(17.4)%	(23.6)%		(15.6)%	(16.1)%

Q4 FY25	Gross profit	Selling, general and administrative expenses [1]	Operating profit	Income before income taxes	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc. common stockholders
Reported	$707.2	$333.0	$321.0	$293.2	$37.2	$12.7%	$256.0	$0.53
% of Net Sales	25.4%	12.0%	11.5%
Restructuring plans	1.0	10.0	11.0	11.0	2.7		8.3	0.02
Brand impairment charges	—	—	53.2	53.2	12.3		40.9	0.09
Corporate hedging derivative losses (gains)	9.1	—	9.1	9.1	2.3		6.8	0.01
Legal matter recoveries	—	(10.5)	(10.5)	(10.5)	(2.6)		(7.9)	(0.02)
Acquisitions and divestitures	—	0.8	0.8	0.8	0.1		0.7	—
Ardent JV restructuring activities	—	—	—	3.6	0.8		2.8	0.01
Valuation allowance adjustment	—	—	—	—	27.7		(27.7)	(0.06)
Pension settlement gain	—	—	—	(13.0)	(3.2)		(9.8)	(0.02)
Adjusted	$717.3	$332.7	$384.6	$347.4	$77.3	$22.3%	$270.1	$0.56
% of Net Sales	25.8%	12.0%	13.8%

1 Includes advertising and promotion (A&P) expense of $67.3 million and $62.1 million for Q4 FY26 and Q4 FY25, respectively. A&P as a percentage of net sales was 2.3% and 2.2% for Q4 FY26 and Q4 FY25, respectively.

2 In Q4 FY26, we reported a GAAP net loss. In periods when we recognize a net loss, we exclude the impact of outstanding stock awards from the diluted loss per share calculation, as their inclusion would have an anti-dilutive effect. The adjusted diluted earnings per share calculation includes the impact of outstanding stock awards.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of FY26 Adj. Gross Margin, Adj. Gross Profit, Adj. SG&A, Adj. Net Income, and Adj. EPS - YOY Change

(in millions)

FY26	Gross profit	Selling, general and administrative expenses [1]	Operating profit (loss)	Income (loss) before income taxes	Income tax expense	Income tax rate	Net income (loss) attributable to Conagra Brands, Inc.	Diluted EPS from income (loss) attributable to Conagra Brands, Inc. common stockholders [2]
Reported	$2,698.4	$1,439.4	$(1,628.4)	$(1,824.4)	$91.8	$(5.0)%	$(1,916.2)	$(4.00)
% of Net Sales	23.9%	12.8%	(14.4)%
Restructuring plans	11.9	33.8	45.7	45.7	11.1		34.6	0.07
Goodwill and brand impairment charges	—	—	2,929.6	2,929.6	198.2		2,731.4	5.69
Acquisitions and divestitures	—	1.5	1.5	1.5	0.4		1.1	—
Loss (gain) on sale of business	—	—	(42.2)	(42.2)	(73.9)		31.7	0.07
Legal matter recoveries	—	(37.4)	(37.4)	(37.4)	(9.1)		(28.3)	(0.06)
Ardent JV restructuring activities	—	—	—	7.5	1.8		5.7	0.01
Ardent JV asset impairment	—	—	—	2.4	0.6		1.8	—
Environmental matters	—	5.4	5.4	5.4	1.3		4.1	0.01
CEO separation costs	—	8.1	8.1	8.1	—		8.1	0.02
Corporate hedging derivative losses (gains)	(3.6)	—	(3.6)	(3.6)	(0.9)		(2.7)	—
Pension settlement and valuation adjustment	—	—	—	(22.5)	(5.4)		(17.1)	(0.03)
Unusual tax items	—	—	—	(0.3)	30.6		(30.9)	(0.06)
Adjusted	$2,706.7	$1,428.0	$1,278.7	$1,069.8	$246.5	$23.0%	$823.3	$1.72
% of Net Sales	24.0%	12.7%	11.3%
Year-over-year % of net sales change - reported	(194) bps	(48) bps	N/A
Year-over-year % of net sales change - adjusted	(175) bps	99 bps	(274) bps

Year-over-year change - reported	(10.2)%	(6.4)%	N/A	N/A	2345.1%		N/A	N/A
Year-over-year change - adjusted	(9.4)%	5.4%	(21.8)%	(24.7)%	(22.6)%		(25.3)%	(25.2)%

FY25	Gross profit	Selling, general and administrative expenses [1]	Operating profit	Income before income taxes	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc. common stockholders
Reported	$3,003.5	$1,537.3	$1,364.6	$1,156.2	$3.7	$0.3%	$1,152.4	$2.40
% of Net Sales	25.9%	13.2%	11.8%
Restructuring plans	10.6	91.1	101.7	101.7	24.7		77.0	0.16
Acquisitions and divestitures	—	1.1	1.1	1.1	0.2		0.9	—
Corporate hedging derivative losses (gains)	(8.2)	—	(8.2)	(8.2)	(2.0)		(6.2)	(0.01)
Fire related insurance recoveries	(17.0)	—	(17.0)	(17.0)	(4.2)		(12.8)	(0.03)
Pension settlement gain	—	—	—	(13.0)	(3.2)		(9.8)	(0.02)
Impairment of business held for sale	—	—	27.2	27.2	4.3		22.9	0.05
Loss on sale of business	—	—	2.3	2.3	0.8		1.5	—
Brand impairment charges	—	—	72.1	72.1	16.7		55.4	0.12
Consulting fees on tax matters	—	2.0	2.0	2.0	0.5		1.5	—
Legal matters, net of recoveries	—	88.7	88.7	88.7	21.7		67.0	0.14
Ardent JV restructuring activities	—	—	—	7.2	1.7		5.5	0.01
Valuation allowance adjustment	—	—	—	—	253.5		(253.5)	(0.53)
Rounding	—	—	—	—	—		—	0.01
Adjusted	$2,988.9	$1,354.4	$1,634.5	$1,420.3	$318.4	$22.4%	$1,101.8	$2.30
% of Net Sales	25.7%	11.7%	14.1%

CONAGRA BRANDS

1 Includes advertising and promotion (A&P) expense of $279.4 million and $263.2 million for FY26 and FY25, respectively. A&P as a percentage of net sales was 2.5% and 2.3% for FY26 and FY25, respectively.

2 In FY26, we reported a GAAP net loss. In periods when we recognize a net loss, we exclude the impact of outstanding stock awards from the diluted loss per share calculation, as their inclusion would have an anti-dilutive effect. The adjusted diluted earnings per share calculation includes the impact of outstanding stock awards.

Conagra Brands, Inc.

Reconciliation of Q4 FY26 and FY26 Adj. Pension and Postretirement Non-service Income and Adj. Equity Method Investment Earnings

(in millions)

	Q4 FY26	Q4 FY25	% Change
Pension and postretirement non-service income	$27.6	$16.6	67.1%
Pension settlement and valuation adjustment	(22.5)	(13.0)	73.1%
Adjusted pension and postretirement non-service income	$5.1	$3.6	41.7%

	FY26	FY25	% Change
Pension and postretirement non-service income	$45.9	$25.9	77.5%
Pension settlement and valuation adjustment	(22.5)	(13.0)	73.1%
Adjusted pension and postretirement non-service income	$23.4	$12.9	81.4%

	Q4 FY26	Q4 FY25	% Change
Equity method investment earnings	$42.6	$57.4	(25.8)%
Ardent JV restructuring activities	1.7	3.6	(52.8)%
Ardent JV asset impairment	2.4	—	100.0%
Unusual tax items	(1.6)	—	(100.0)%
Adjusted equity method investment earnings	$45.1	$61.0	(26.1)%

	FY26	FY25	% Change
Equity method investment earnings	$140.7	$182.4	(22.8)%
Ardent JV restructuring activities	7.5	7.2	4.2%
Ardent JV asset impairment	2.4	—	100.0%
Unusual tax items	(0.3)	—	(100.0)%
Adjusted equity method investment earnings	$150.3	$189.6	(20.7)%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of FY26 Free Cash Flow, Net Debt, and Net Leverage Ratio

(in millions)

	FY26	FY25	% Change
Net cash flows from operating activities	$1,402.1	$1,691.9	(17.1)%
Additions to property, plant and equipment	(423.4)	(389.3)	8.8%
Free cash flow	$978.7	$1,302.6	(24.9)%

	May 31, 2026	May 25, 2025
Notes payable	$34.2	$804.7
Current installments of long-term debt	778.2	1,028.8
Senior long-term debt, excluding current installments	6,456.0	6,234.1
Total Debt	$7,268.4	$8,067.6
Less: Cash	218.0	68.0
Net Debt	$7,050.4	$7,999.6

FY26
Net Debt [1]	$7,050.4

Net loss attributable to Conagra Brands, Inc.	$(1,916.2)
Add Back: Income tax expense	91.8
Interest expense, net	382.6
Depreciation	352.9
Amortization	43.1
Earnings (loss) before interest, taxes, depreciation, and amortization (EBITDA)	$(1,045.8)
Restructuring plans [2]	37.7
Goodwill and brand impairment charges	2,929.6
Acquisitions and divestitures	1.5
Gain on sale of business	(42.2)
Legal matter recoveries	(37.4)
Ardent JV restructuring activities	7.5
Ardent JV asset impairment	2.4
Environmental matters	5.4
CEO separation costs	8.1
Corporate hedging derivative losses (gains)	(3.6)
Pension settlement and valuation adjustment	(22.5)
Unusual tax items	(0.3)
Adjusted EBITDA	$1,840.4

Net Debt to Adjusted EBITDA [3]	3.83

1 As of May 31, 2026

2 Excludes comparability items related to depreciation.

3 The Company defines its net debt leverage ratio as net debt divided by adjusted EBITDA for the trailing twelve month period.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q4 FY26 and FY26 EBITDA - YOY Change

(in millions)

	Q4 FY26	Q4 FY25	% Change
Net income (loss) attributable to Conagra Brands, Inc.	$(1,616.9)	$256.0	N/A
Add Back: Income tax expense (benefit)	(70.9)	37.2
Interest expense, net	99.7	101.8
Depreciation	91.5	82.0
Amortization	10.8	13.3
Earnings (loss) before interest, taxes, depreciation, and amortization	$(1,485.8)	$490.3	N/A
Restructuring plans [1]	25.3	10.7
Goodwill and brand impairment charges	1,961.3	53.2
Ardent JV restructuring activities	1.7	3.6
Ardent JV asset impairment	2.4	—
CEO separation costs	8.1	—
Corporate hedging derivative losses (gains)	(4.5)	9.1
Pension settlement and valuation adjustment	(22.5)	(13.0)
Acquisitions and divestitures	—	0.8
Legal matter recoveries	—	(10.5)
Unusual tax items	(1.6)	—
Adjusted Earnings before interest, taxes, depreciation, and amortization	$484.4	$544.2	(11.0)%

	FY26	FY25	% Change
Net income (loss) attributable to Conagra Brands, Inc.	$(1,916.2)	$1,152.4	N/A
Add Back: Income tax expense	91.8	3.7
Interest expense, net	382.6	416.7
Depreciation	352.9	336.5
Amortization	43.1	53.7
Earnings (loss) before interest, taxes, depreciation, and amortization	$(1,045.8)	$1,963.0	N/A
Restructuring plans [1]	37.7	99.2
Goodwill and brand impairment charges	2,929.6	72.1
Acquisitions and divestitures	1.5	1.1
Loss (gain) on sale of business	(42.2)	2.3
Legal matters, net of recoveries	(37.4)	88.7
Ardent JV restructuring activities	7.5	7.2
Ardent JV asset impairment	2.4	—
Environmental matters	5.4	—
CEO separation costs	8.1	—
Corporate hedging derivative losses (gains)	(3.6)	(8.2)
Pension settlement and valuation adjustment	(22.5)	(13.0)
Unusual tax items	(0.3)	—
Fire related insurance recoveries	—	(17.0)
Impairment of business held for sale	—	27.2
Consulting fees on tax matters	—	2.0
Adjusted Earnings before interest, taxes, depreciation, and amortization	$1,840.4	$2,224.6	(17.3)%

1 Excludes comparability items related to depreciation.